Exhibit 10.2

Spirit Aviation Holdings, Inc.

1731 Radiant Drive

Dania Beach, Florida 33004

August 29, 2025

David Davis
Via E-mail

Re: Retention Award Agreement

Dear David:

This letter agreement (this “Agreement”) between you and Spirit Aviation Holdings, Inc. (together with its subsidiaries, the “Company”) sets forth the terms of your retention award. As you know, we consider your continued service and dedication to the Company, and your leadership as the Company’s President & Chief Executive Officer, important to the success of our business and the Company’s long-term future. To incentivize you to remain employed with the Company, we are pleased to offer you a retention award, as described in this Agreement.

1.   Retention Award.

(a)   On or as soon as practicable following the date hereof, the Company will pay to you a cash retention award in the aggregate amount of $2,918,000 (the “Retention Award”), less applicable taxes and other withholdings.

(b)   Except in the case of a Qualifying Termination (as defined in Annex A), if you are not actively employed by the Company in good standing as of the earliest to occur of (A) the one year anniversary of the date of this Agreement, (B) the date that is 90 days following the date of a Change in Control (as defined in Annex A) and (C) the date that is 90 days following the date the Company emerges from the first restructuring of the Company pursuant to Chapter 11 of the U.S. Bankruptcy Code following the date hereof (the date on which the earliest of clause (A), (B) or (C) occurs, the “Retention Date”), then you agree to promptly repay to the Company upon your termination of employment (and in no event later than ten (10) days following such termination) the amount of the Retention Award set forth in Section 1(a) (on a post-tax basis); provided that you agree to use commercially reasonable efforts to recover any federal, state and local taxes paid or withheld in respect of the Retention Award and, upon receipt, promptly reimburse the Company for any amounts so recovered. You will not have an obligation to repay the Retention Award if a termination of your employment occurs for any reason following the Retention Date.

(c)   You and the Company hereby agree that, pursuant to Section 5 of the Fund Services Agreement by and between the Company and Verita Global, LLC (“Verita”), dated as of April 18, 2025 (the “Escrow Agreement”), you and the Company shall provide a joint written instruction to Verita as of the date hereof instructing Verita to immediately disburse in full the portion of your sign-on bonus (as set forth in Section 3(c) of your Employment Agreement (as defined in Annex A)) that was previously escrowed pursuant to the Escrow Agreement (the “Sign-on Bonus Amount”), which shall be paid to you on or as soon as practicable following the date hereof (less applicable taxes and other withholdings).  Unless you experience a Qualifying Termination, you agree to promptly repay to the Company the Sign-on Bonus Amount (on a post-tax basis) if you are not actively employed by the Company in good standing as of the Retention Date on the same terms as apply under Section 1(b) above.

2.   Forfeiture of Certain Incentive Awards.  By signing this Agreement, you hereby agree and acknowledge that your rights to receive each of (i) the “Retention Bonus” set forth in Section 3(d) of the Employment Agreement and (ii) your prorated target annual bonus for the year ending December 31, 2025 (as contemplated by Section 3(b) of your Employment Agreement) are hereby forfeited and cancelled in their entirety and you shall have no further rights or entitlements with respect thereto (and the terms of this Section 2 and Section 1(c) above shall constitute an amendment to your Employment Agreement in respect thereof). Further, you hereby agree and acknowledge that you shall have no further right or entitlement to participate in, or otherwise receive any payment under, the Company’s short-term cash incentive program for all or any portion of 2025, and any rights or entitlements with respect thereto are hereby forfeited and cancelled in their entirety.

3.   Miscellaneous.

(a)   The Retention Award is separate from and in addition to, and will not be reduced by, any other amounts due to you from the Company.

(b)   The Retention Award set forth in this Agreement are not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended. The Retention Award will be paid from the general assets of the Company.  The Company shall have the right to deduct from all amounts payable to you (whether under this Agreement or otherwise) any amount of taxes required by law to be withheld in respect of compensation payable under this Agreement as may be necessary in the opinion of the Company to satisfy tax withholding required under the laws of any country, state, province, city or other jurisdiction, including, but not limited to, income taxes, capital gains taxes, transfer taxes and social security contributions that are required by law to be withheld.

(c)   The Board of Directors of the Company (the “Board”) (or its designee) will have the sole and absolute responsibility and discretionary authority to construe, interpret, and determine eligibility under this Agreement, and to otherwise interpret and administer this Agreement. Any determination made by the Board (or its designee) will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.

(d)   You agree, to the maximum extent permitted by applicable law, to keep the terms of this Agreement in the strictest of confidence at all times, both during and after your employment with the Company, and not to disclose such terms to any other person or entity, except as may be required by law or as disclosure may be necessary in the course of a complaint, appeal, or proceeding seeking enforcement of this Agreement. Notwithstanding the immediately preceding sentence, you may disclose the terms and conditions of this Agreement to your immediate family and your legal, financial, and tax advisors after securing their similar commitment of strict confidentiality.  To the extent that this Section 3(d) is determined by the Committee to have been breached, the Company shall have the right to seek all remedies, including, without limitation, the clawback of the Retention Award.

(e)    The Retention Award set forth in this Agreement is intended to be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Retention Award shall be construed and administered in accordance with such intention.  To the extent any payments under this Agreement are subject to Section 409A, the Agreement shall be interpreted and administered to the maximum extent possible to comply with Section 409A.  Notwithstanding the foregoing, the Company makes no representation to you that the payments set forth in this Agreement will be exempt from or comply with Section 409A and shall have no liability or obligation to you for any failure of the Agreement or any payments hereunder to comply with Section 409A.

(f)   In the event that any payment to you, including any payment made in respect of the Retention Award, (i) constitutes a “parachute payment” within the meaning of Section 280G of the Code (“Section 280G”), and (ii) but for this Section 3(f), would be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then your benefits under this Agreement or otherwise payable to you will be either: (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999.

If a reduction in benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G) and (iii) reduction of employee benefits.  You acknowledge and agree that, in the event the cutback described in clause (y) above applies to you, any payment that has been made to you in respect of the Retention Award hereunder may also be subject to repayment by you to the Company to the extent it is determined by the Firm that such payment should not have been delivered to you as a result of the application of such clause (y).  Any determination required under this Section 3(f) will be made in writing by the Company’s independent public accountants immediately prior to the consummation of a change in ownership or control or such other person or entity to which the parties mutually agree (the “Firm”).  For purposes of making the calculations required by this Section 3(f), the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999.  You and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 3(f).  The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 3(f).

(g)    This Agreement contains the entire agreement between the Company and you with respect to the Retention Award and supersedes any and all prior agreements and understandings, oral or written, between the Company and you with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing signed by you and an authorized representative of the Company.

(h)   Nothing in this Agreement shall be construed as conferring upon you a right to continued employment with the Company or shall restrict the Company’s right to terminate your employment, which is and shall at all times remain “at will.”  This Agreement shall neither entitle you to additional awards or bonus amounts nor prohibit you from eligibility for any additional awards or bonus amounts under any other program implemented by the Company.

(i)   This Agreement will be construed in accordance with the laws of the State of Florida, without regard to the conflict of law provisions of any jurisdiction.

(j)   In the event that any of the provisions of this Agreement, or the application of any such provisions to you or the Company with respect to obligations under this Agreement, is held to be unlawful or unenforceable by any court, then the remaining portions of this Agreement will remain in full force and effect and will not be invalidated or impaired in any manner.

(k)   Due to the personal nature of the services contemplated under this Agreement, this Agreement, and your rights and obligations under this Agreement, may not be assigned by you. This Agreement is also binding upon your successors, heirs, executors, administrators, and other legal representatives, and will inure to the benefit of the Company and its successors and assigns. The Company may assign its rights, together with its obligations under this Agreement, in connection with any sale, transfer, or other disposition of all or substantially all of its business and/or assets; provided that any such assignee of the Company agrees to be bound by the provisions of this Agreement.

(l)   This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will together constitute but one agreement. Each party hereto may execute this Agreement in Adobe Portable Document Format (or similar format) (“PDF”) sent by electronic mail or via DocuSign.  In addition, PDF signatures of authorized signatories of any party hereto will be deemed to be original signatures and will be valid and binding, and delivery of a PDF signature by any party will constitute due execution and delivery of this Agreement.

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If this Agreement, including the Annex, accurately sets forth the terms and conditions of our agreement regarding your Retention Award, please counter-sign this Agreement below where indicated and return it by August 29, 2025.

We look forward to your continued employment with the Company.

Yours truly,

SPIRIT AVIATION HOLDINGS, INC.

By:
Name: Thomas C. Canfield
Title: Executive Vice President & General Counsel

Accepted and Agreed to by:

Dated:

ANNEX A

“Cause” has the meaning set forth in your Employment Agreement.

“Change in Control” has the meaning set forth in the Spirit Aviation Holdings, Inc. 2025 Incentive Award Plan.

“Employment Agreement” means the employment agreement by and between you and the Company dated as of April 16, 2025.

“Disability” has the meaning set forth in your Employment Agreement.

“Good Reason” has the meaning set forth in your Employment Agreement.

“Qualifying Termination” means (i) a termination of your employment by the Company without Cause, (ii) your resignation for Good Reason, or (iii) a termination of your employment due to your death or Disability.